UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): July 8, 2008

WOLVERINE TUBE, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	1-12164	63-0970812
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
200 Clinton Avenue, Suite 1000, Huntsville, Alabama, USA		35801
(Address of principal executive offices)		(Zip Code)
Registrant’s telephone number, including area code: (256) 890-0460

(Former Name or Former Address if Changed Since Last Report)

Check the appropriate box below if the Form 8K fining is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17CFR230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement

On July 8, 2008, Wolverine Tube, Inc. (“WTI”) entered into a share and asset purchase agreement (the “Purchase Agreement”) with Wolverine Tube Canada Limited Partnership (the “Vendor”), 2172945 Ontario Limited (the “Purchaser”), Copper Investments Holding Inc. (“CIH”) and Black Ice Capital Corp. (“Black Ice”). In connection with the Purchase Agreement and the closing of the transactions contemplated thereby, WTI also entered into a Specified Canadian Receivables Sale Agreement with DEJ 98 Finance, LLC.

ITEM 2.01 Completion of Acquisition or Disposition of Assets.

Pursuant to the Purchase Agreement described in Item 1.01 above, (a) the Vendor, which is a wholly-owned subsidiary of WTI, sold to the Purchaser 100 Class B common shares in the capital of its wholly-owned subsidiary 3072996 Nova Scotia Company (the “Purchased Shares”), representing 100% of the issued and outstanding share capital of that entity, which has the Corporation as its wholly owned subsidiary, and (b) WTI sold to Black Ice (i) certain accounts receivable of the Corporation in the amount of Cdn$2,500,000, and (ii) an amount of US$1,777,043 owed by the Corporation to WTI ((i) and (ii) collectively, the “Purchased Assets”).

In consideration for the purchase and sale of the Purchased Shares, the Purchaser paid (i) to the Vendor the amount Cdn$39,022,993, and (ii) to Stikeman Elliott LLP the amount of Cdn$500,000 to be held in trust for the Vendor in accordance with the Purchase Agreement, such funds to be released to the Vendor in accordance with the terms of an escrow agreement dated July 8, 2008 among WTI, the Vendor, the Purchaser, CIH and Stikeman Elliot LLP. In consideration for the purchase and sale of the Purchased Assets, Black Ice paid to WTI the amounts of Cdn$2,500,000 and US$1,777,043.

ITEM 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit Number	Description of Item
10.1	Purchase Agreement
10.2	Specified Canadian Receivables Sale Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated July 14, 2008

WOLVERINE TUBE, INC.

By:	/s/ David A. Owen
Name:	David A. Owen
Title:	Senior Vice President, Chief Financial Officer and Corporate Secretary